                                                                     EXHIBIT 12c

                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                   For the Year Ended December 31,
                                                  --------------------------------
                                                  2003   2002   2001   2000   1999
                                                 -----   ----   ----   ----   ----
Earnings as Defined in Regulation S-K (A):

Pre-Tax Income from Continuing Operations        $ 800   $781   $644   $521   $807
Fixed Charges                                      225    219    213    209    126
Capitalized Interest                              (109)   (95)   (63)   (11)    (2)
Preferred Stock Dividend Requirements               --     --     --     --    (12)
                                                 -----   ----   ----   ----   ----
Earnings                                         $ 916   $905   $794   $719   $919
                                                 =====   ====   ====   ====   ====

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                 $ 223   $217   $206   $209   $114
Preferred Securities Dividends
   Requirements of Subsidiaries                     --     --     --     --     12
Interest Factor in Rentals                           2      2      7     --     --
                                                 -----   ----   ----   ----   ----
Total Fixed Charges                              $ 225   $219   $213   $209   $126
                                                 =====   ====   ====   ====   ====

Ratio of Earnings to Fixed Charges                4.07   4.13   3.73   3.44   7.29
                                                 =====   ====   ====   ====   ====

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.